Exhibit 99.1

Finance of America Marks New Chapter in its Strategic Vision to Create Modern Retirement Solutions Centered on the Home

Company’s Retirement Solutions Platform Bolstered with the Acquisition of Assets of Reverse Mortgage Lender American Advisors Group, and Promotions of Graham A. Fleming to Chief Executive Officer and Kristen N. Sieffert to President

Plano, Texas – April 3, 2023 – Finance of America Companies Inc. (NYSE: FOA) (“FOA” or the “Company”) today announced a new chapter in the Company’s strategy to create a retirement solutions platform that helps older homeowners achieve financial goals in retirement.

The announcement follows the close of FOA’s previously announced transaction to acquire the assets of American Advisors Group (“AAG”), a leading direct-to-consumer reverse mortgage lender, on March 31, 2023. The acquisition is expected to be immediately accretive to tangible book value and earnings.

To drive the Company’s strategic vision, the Board of Directors has named Graham A. Fleming as its Chief Executive Officer and promoted Kristen Sieffert to President, each effective April 5, 2023. Mr. Fleming, a 25-year veteran in the mortgage industry, joined Finance of America in 2013 and served as President from late 2020 until he was named interim CEO in 2022. Ms. Sieffert brings nearly 20 years of experience in the reverse mortgage space and has served as President of Finance of America Reverse (“FAR”) since 2015. She is credited with ushering in the Company’s industry-leading suite of proprietary products designed to fill gaps in the marketplace and meet the demands of today’s borrowers.

A New Chapter for Finance of America

The FOA platform currently boasts innovative options to finance aging in place, as well as an expanding suite of solutions designed to support a thriving later life and bring enhanced quality and dignity to retirees in various aspects of their lives in and out of the home. This includes home improvement and remodeling, homesharing, and the core reverse mortgage business that provides access to home equity. With the recently closed AAG acquisition, Finance of America is now one of the largest reverse mortgage lenders in the United States. The transaction adds a direct-to-consumer retail channel whose advertising reaches more than 10 million consumers annually. The transaction highlights FOA’s strategic vision to become the preeminent destination for Americans who can benefit from a modern, enhanced retirement approach that centers on unlocking the potential of the home to deliver an incredible array of advantages.

Mr. Fleming said, “I am proud to lead Finance of America as we bring a differentiated offering to the industry that will help even more Americans embrace a modern retirement and understand the value and benefits of home equity. We have long been the largest provider of proprietary reverse products and a leader in education for the industry. Our recent acquisition adds a new direct-to-consumer channel to our capabilities and expands our reach to millions of consumers.”

Ms. Sieffert said, “I am excited to work with so many talented individuals focused on helping Americans live well, longer. We believe the home can act as a shelter and a springboard for today’s modern retirees to achieve their goals and thrive. By making the home the centerpiece of longevity and retirement, Finance of America is committed to becoming a lifelong resource that empowers customers with innovative tools to build a remarkable, fulfilled and most importantly, sustainable financial future.”

About Finance of America

Finance of America (NYSE: FOA) is a specialty finance consumer lending platform that provides customers with access to an innovative range of modern retirement solutions centered on the home, including reverse mortgages and home improvement loans as well as home-sharing services. In addition, FOA offers complementary lending services to enhance the customer experience, as well as capital markets and portfolio management capabilities to optimize distribution to investors. FOA is headquartered in Plano, Texas. For more information about FOA, please visit www.financeofamerica.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including with respect to the Company’s expectations regarding the AAG transaction. Forward-looking statements are not historical facts or statements of current conditions, but instead represent only management’s beliefs regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. These statements are subject to risks, uncertainties, assumptions, and other important factors. Factors that could cause the Company’s actual results to differ materially from those expressed or implied in such forward-looking statements can be found in the section entitled “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on March 16, 2023, as such factors may be amended and updated from time to time in the Company’s subsequent periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The Company assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise except as required by applicable law.

Contacts

For Finance of America Media Relations: pr@financeofamerica.com

For Finance of America Investor Relations: ir@financeofamerica.com